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                                                                     EXHIBIT 8.2

                                ERNST & YOUNG LLP

                                  May 24, 2002

The Stanley Works, Ltd.
1000 Stanley Drive
New Britain, Connecticut 06053

Ladies and Gentlemen:

         We have acted as tax counsel to The Stanley Works, Ltd., a Bermuda Corporation ("Stanley Bermuda") and The Stanley Works, a Connecticut
Corporation ("Stanley Connecticut"), in connection with the Reorganization, as defined and described in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities And Exchange Commission under the Securities Act of 1933 on May 24, 2002, (the "Registration Statement"). For purposes of this opinion, the Reorganization includes the merger (the "Merger") of Stanley Mergerco, Inc., a Connecticut corporation to be formed as an indirect wholly owned subsidiary of Stanley Bermuda prior to the Merger ("Merger Sub"), with and into Stanley Connecticut, under the terms of that certain Agreement and Plan of Merger between Stanley Bermuda and Stanley Connecticut (the "Merger Agreement" and together with the Registration
Statement the "Reorganization Documents"). You have asked for our opinion regarding the material U.S. federal income consequences of the Reorganization to the shareholders of Stanley Connecticut. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Reorganization Documents.

         In rendering our opinion we have examined the Reorganization Documents and such other documents and records as we have deemed reasonable or appropriate in order for us to render our opinion. We have also relied (without any independent investigation or review) upon factual representations set forth in a letter from Stanley Bermuda. Our opinion cannot be relied upon if any of the representations made to us or any of the other facts as we understand them are, or later become, inaccurate.

         In addition, for purposes of our opinion we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Reorganization that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and (iii) that the Reorganization will be consummated as described in and in accordance with the terms of the Reorganization Documents and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. Our opinion is conditioned upon, among other things,

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the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

         Subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the discussion in the Registration Statement, it is our opinion that the summary of U.S. federal income tax consequences set forth in the Registration Statement under the heading "Income Tax Consequences of the Reorganization-U.S. Federal Income Tax Consequences to Shareholders" sets forth the material U.S. federal income tax consequences of the Reorganization to the shareholders of Stanley Connecticut.

         This opinion is based upon an analysis and interpretation of current U.S. federal income tax laws, including an analysis of existing statutory and regulatory provisions as interpreted by the courts as of the date of this opinion. These laws are subject to change and any such changes may be effective retroactively and may cause the U.S. federal income tax treatment of the issue described herein to be different than the treatment described herein. We assume no responsibility for keeping you apprised of any developments in applicable law occurring subsequent to the date of this opinion.

         This opinion addresses only the matters expressly set forth in this letter, and no other opinion is to be implied or inferred including, without limitation, any opinion regarding the U.S. federal, state, local or foreign tax consequences of the Reorganization. Our opinion represents only our interpretation of the law and has no binding, legal effect upon the Internal Revenue Service (the "Service"), any state revenue authority or any courts. Thus, we can give no assurance that the Service and/or applicable state revenue authorities will not take positions in conflict with the opinion expressed herein, which positions of the Service and/or such state authorities might ultimately be sustained by the courts.

         This letter is furnished to you for use in connection with the Reorganization, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the letter to shareholders and under the captions "Questions and Answers About The Reorganization--Will Stanley Connecticut Shareholders Be Taxed as a Result of the Reorganization?", "Risk Factors--Certain Stanley Connecticut Shareholders Will Recognize a Taxable Gain as a Result of Exchanging their Stanley Connecticut Common Stock for Stanley Bermuda Common Shares in the Reorganization", "Income Tax Consequences of the Reorganization--U.S. Federal Income Tax Consequences to Shareholders", and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                   Sincerely,



                                   Ernst & Young LLP